UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-19171

                          DATA SYSTEMS & SOFTWARE INC.
             (Exact name of registrant as specified in its charter)

                     200 Route 17, Mahwah, New Jersey 07430
                                 (201) 529-2026
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock Purchase Rights
            (Title of each class of securities covered by this Form)

                     Common Stock, par value $.01 per share
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      |X|                      Rule 12h-3(b)(1)(i)      |_|
Rule 12g-4(a)(1)(ii)     |_|                      Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)      |_|                      Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)     |_|                      Rule 12h-3(b)(2)(ii)     |_|
                                                  Rule 15d-6               |_|

      Approximate number of holders of record as of the certification or notice date: -0-*

      *The Common Stock Purchase Rights expired on March 19, 2006.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Data Systems & Software Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 23, 2006                    By: /s/ Sheldon Krause
                                              ----------------------------------
                                              Sheldon Krause
                                              Secretary and General Counsel